FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257737-01

NEW ISSUE CMBS: BBCMS 2021-C12

$905,038,000 NEW ISSUE CMBS ****PUBLIC OFFERING****

JOINT LEADS: Barclays, BMO, Société Générale, KeyBanc Capital Markets

CO-MANAGERS: Drexel Hamilton and Bancroft Capital, LLC

RATING AGENCIES: S&P, FITCH, KBRA

***PUBLIC OFFERED CERTIFICATES***

CLASS	RATINGS (S/F/K)	AVAIL.SIZE($MM)	C/E	WAL	CPN	PRICE	YIELD	SPREAD
A-1	AAA/AAA/AAA	13.880	30.000%	2.84	1.273	99.9979	1.25921	S+25
A-2	AAA/AAA/AAA	112.570	30.000%	4.89	2.541	102.9991	1.88424	S+55
A-3	AAA/AAA/AAA	10.510	30.000%	6.92	2.184	99.9968	2.18111	S+67
A-4	AAA/AAA/AAA	132.000	30.000%	9.25	2.421	100.9962	2.30096	S+67
A-5	AAA/AAA/AAA	418.700	30.000%	9.91	2.689	102.9929	2.34999	S+69
A-SB	AAA/AAA/AAA	37.406	30.000%	7.53	2.542	102.9932	2.10564	S+56
A-S	AA+/AAA/AAA	86.749	21.625%	9.96	2.902	102.9936	2.56203	S+90
B	NR/AA-/AA-	47.906	17.000%	9.96	2.758	99.9948	2.76203	S+110
C	NR/A-/A-	45.317	12.625%	9.96	3.205	99.9967	3.21204	S+155

- Settlement: November 30, 2021

*Collateral Calls*

Investor Calls Encouraged and will be Scheduled as Requested

*TRANSACTION SUMMARY*
POOL BALANCE :	$1,074,490,768
NUMBER OF LOANS:	67
NUMBER OF PROPERTIES:	151
WA CUT-OFF LTV :	59.9%
WA MATURITY LTV:	56.6%
WA U/W NCF DSCR:	2.44x
WA U/W NOI DY :	10.5%
WA MORTGAGE RATE:	3.55193%
TOP 10 LOANS % :	44.9%
WA REM TERM MATURITY:	112 MONTHS

LOAN SELLERS:	KEYBANK (30.0%), BARCLAYS (29.5%), BMO (20.1%), SGFC (10.7%), SMC (9.7%)

TOP 5 PROPERTY TYPES:	Office (32.5%), Retail (21.3%), Multifamily (20.5%), Industrial (13.6%), Hospitality (4.5%)

TOP 5 STATES:	NY (13.9%), CA (11.5%), TX (8.1%), IN (6.7%), DC (6.0%)

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the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.

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